Exhibit 10.1

EXECUTION VERSION

$100,000,000

CRYOLIFE, INC.

4.250% CONVERTIBLE SENIOR NOTES DUE 2025

PURCHASE AGREEMENT

June 18, 2020

June 18, 2020

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

CryoLife, Inc., a Florida corporation (the “Company”), proposes to issue and sell to Morgan Stanley & Co. LLC (the “Initial Purchaser” or “you”) $100,000,000 principal amount of its 4.250% Convertible Senior Notes due 2025 (the “Firm Securities”) to be issued pursuant to the provisions of an Indenture to be dated as of the Closing Date (as defined below) (the “Indenture”) between the Company and U.S. Bank, National Association, as Trustee (the “Trustee”). The Company also proposes to issue and sell to the Initial Purchaser not more than an additional $15,000,000 principal amount of its 4.250% Convertible Senior Notes due 2025 (the “Additional Securities”) if and to the extent that the Initial Purchaser shall have determined to exercise the right to purchase such Additional Securities granted to the Initial Purchaser in Section 2 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities”. Shares of the Company’s common stock, $0.01 par value per share, are hereinafter referred to as the “Common Stock”. The Securities will be convertible into cash, shares of Common Stock (the “Underlying Securities”) or a combination of cash and Underlying Securities, at the Company’s election, in accordance with the terms of the Indenture.

The Securities and the Underlying Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum dated June 18, 2020 (the “Preliminary Memorandum”) and will prepare a final offering memorandum dated the date hereof (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities and the Underlying Securities, the terms of the offering and a description of the Company. For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum; “Time of Sale Memorandum” means the Preliminary Memorandum together with each Additional Written Offering Communication or other information, if any, each identified in Schedule II hereto under the caption Time of Sale Memorandum (the first time when sales of the Securities were made, which was 11:00 p.m., New York City time, on the date of this Agreement, is referred to as the “Time of Sale”); and “General Solicitation” means any offer to sell or solicitation of an offer to buy the Securities or the Underlying Securities by any form of general solicitation or advertising (as those terms are used in

Regulation D under the Securities Act). As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein prior to the Time of Sale. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to, and agrees with, the Initial Purchaser that, as of the Time of Sale, the Closing Date and any Option Closing Date:

(a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied at the time they were filed with the Commission, or will comply when so filed, in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Time of Sale Memorandum, as of the Time of Sale, did not, and at the Closing Date, the Time of Sale Memorandum, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any Additional Written Offering Communication prepared, used or referred to by the Company, when considered together with the Time of Sale Memorandum, at the time of its use did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) any General Solicitation that is not an Additional Written Offering Communication, made by the Company or by the Initial Purchaser with the consent of the Company, when considered together with the Time of Sale Memorandum, at the Time of Sale did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (v) the Preliminary Memorandum, as of its date, did not contain and the Final Memorandum, as of its date and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, Additional Written Offering Communication or General Solicitation based upon information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser.

(b) Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, including electronic road shows, if any, furnished to the Initial Purchaser before first use, the Company has not prepared, used or referred to, and will not, without the Initial Purchaser’s prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own or lease its property and to conduct its business as described in each of the Time of Sale Memorandum and the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(d) Each subsidiary of the Company has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation, organization or formation (to the extent such concepts are applicable under such laws), has the corporate or other business entity power and authority to own or lease its property and to conduct its business as described in each of the Time of Sale Memorandum and the Final Memorandum and is duly qualified to transact business and is in good standing (to the extent such concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (to the extent such concepts are applicable under such laws), except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a Material Adverse Effect; except as described in the Time of Sale Memorandum and the Final Memorandum (or incorporated therein by reference), all of the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(e) The Company has the power and authority to enter this Agreement, to authorize, issue and sell the Securities as contemplated by this Agreement, to execute and deliver this Agreement, the Indenture and the Securities (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by the Company.

(f) The authorized capital stock of the Company conforms in all material respects as to legal matters to the description thereof contained in each of the Time of Sale Memorandum and the Final Memorandum.

(g) The shares of Common Stock outstanding have been duly authorized and are validly issued, fully paid and non-assessable.

(h) The Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceed at law or equity) (collectively, the “Enforceability Exceptions”) and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued.

(i) The maximum number of Underlying Securities initially issuable upon conversion of the Securities (assuming “physical settlement” of the Securities (as defined in the Time of Sale Memorandum and the Final Memorandum), the Initial Purchaser exercises its option to purchase Additional Securities in full and the maximum conversion rate under any “make-whole” adjustment applies) (such maximum number, the “Conversion Securities”) have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities and the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(j) The Indenture has been duly authorized by the Company, and, on the Closing Date, will have been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Trustee) will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(k) The execution and delivery by the Company of, and the performance by the Company of its obligations under, each of the Transaction Documents, the issuance and sale of the Securities (including the issuance of any Underlying Securities upon conversion of the Securities) and the consummation by the Company of the transactions contemplated by the Transaction Documents, will not contravene any provision of (i) applicable law, (ii) the articles of incorporation or by-laws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, except that in the case of clauses (iii) and (iv) as would not have, singly or in the aggregate, a Material Adverse Effect or materially affect the ability of the Company to perform its obligations under the Transaction Documents, and no consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under each of the Transaction Documents, the issuance and sale of the Securities (including the issuance of any Underlying Securities upon conversion of the Securities) and the consummation by the Company of the transactions contemplated by the Transaction Documents, except such as may (y) have been previously obtained and is in effect or (z) be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities.

(l) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to prospective purchasers of the Securities.

(m) Other than proceedings accurately described in all material respects in each of the Time of Sale Memorandum and the Final Memorandum (or incorporated therein by reference), there are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would have a Material Adverse Effect, or materially affect the power or ability of the Company to perform its obligations under each of the Transaction Documents or to consummate the transactions contemplated by each of the Time of Sale Memorandum or the Final Memorandum.

(n) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals under clauses (i), (ii) or (iii) above would not, singly or in the aggregate, have a Material Adverse Effect.

(o) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(p) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Time of Sale Memorandum and the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(q) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities, (ii) made any General Solicitation that is not an Additional Written Offering Communication other than General Solicitations listed on Schedule II hereto or those made with the prior written consent of the Initial Purchaser, or (iii) offered, solicited offers to buy or sold the Securities in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(r) Subject to compliance by the Initial Purchaser with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(s) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(t) (i) None of the Company or any of its subsidiaries or controlled affiliates, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any person, in each case, in violation of any applicable anti-corruption laws; (ii) the Company and each of its subsidiaries and controlled affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor any of its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(u) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(v) (i) None of the Company, any of its subsidiaries, or any director, officer or employee thereof, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria), other than distributors who have valid distribution agreements with the Company and with whom the Company has contracted for services that are permissible under valid licenses provided by appropriate United States governmental authorities.

(ii) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, except to the extent permitted by legal exception or exemption without violation of U.S. law, or by valid U.S. government-issued license; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as initial purchaser, advisor, investor or otherwise).

(iii) For the past five years, the Company and each of its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, except as was not and is not in violation of Sanctions.

(w) Ernst & Young LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules (if any) included or incorporated by reference in each of the Time of Sale Memorandum and the Final Memorandum, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(x) The financial statements, together with the related schedules (if any) and notes, included or incorporated by reference in each of the Time of Sale Memorandum and the Final Memorandum present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby, except for any normal year-end adjustments in the Company’s quarterly financial statements. The other financial information included in each of the Time of Sale Memorandum and the Final Memorandum has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The statistical, industry-related and market-related data included in each of the Time of Sale Memorandum and the Final Memorandum are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects.

(y) (i) Except as described in the Time of Sale Memorandum and the Final Memorandum (or incorporated therein by reference) and except as would not have, singly or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries own or have a valid license or otherwise possess adequate rights to, or reasonably believes that it can acquire on reasonable terms, all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, domain names and trade names, and all other similar intellectual property or proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, the foregoing) (collectively, “Intellectual Property Rights”) used in or reasonably necessary to the conduct of their businesses as currently conducted and as proposed to be conducted in the future, in each case, as described in the Time of

Sale Memorandum and the Final Memorandum (or incorporated therein by reference) (the “Company Intellectual Property”); (ii) the Company Intellectual Property owned by the Company and its subsidiaries and, to the Company’s knowledge, the Company Intellectual Property licensed to the Company and its subsidiaries, are subsisting and, to the Company’s knowledge, valid and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Company Intellectual Property; (iii) neither the Company nor any of its subsidiaries has received any written notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights of any third party; (iv) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property owned or exclusively licensed by the Company; (v) to the Company’s knowledge, neither the Company nor any of its subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party; (vi) to the Company’s knowledge, all employees or contractors engaged in the development of Company Intellectual Property on behalf of the Company or any subsidiary of the Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Company Intellectual Property to the Company or the applicable subsidiary, and to the Company’s knowledge no such agreement has been breached or violated; and (vii) the Company and its subsidiaries use, and have used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret.

(z) (i) The Company and its subsidiaries have complied in all material respects and are presently in compliance in all material respects with all internal privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its subsidiaries of personally identifiable, confidential or other regulated data (“Data Security Obligations”, and such data, “Data”); (ii) the Company has not received any written notification of or complaint regarding and is unaware of any material non-compliance with any Data Security Obligation; and (iii) to the Company’s knowledge, there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the Company’s knowledge, threatened alleging non-compliance with any Data Security Obligation.

(aa) The Company and its subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to protect the information technology systems and Data used in connection with the operation of the Company’s and its subsidiaries’ businesses. Without limiting the foregoing, the Company and its subsidiaries have implemented appropriate controls, policies, procedures and technological safe guards to establish and maintain reasonable cyber security and data protection controls, policies and procedures that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of any information technology system or Data used in connection with the operation of the Company’s and its subsidiaries’ businesses (“Breach”). Except as described in the Time of Sale Memorandum and Final Offering Memorandum, and to the knowledge of the Company, there has been no Breach in any material respect, and the Company and its subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any such Breach.

(bb) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which, singly or in the aggregate, has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.

(cc) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum is accurate. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(dd) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ee) No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would reasonably be expected to have a Material Adverse Effect.

(ff) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are, in the Company’s reasonable judgment, prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for, except as did not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Time of Sale Memorandum.

(gg) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where failure to obtain such certificates, authorizations and permits would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in the Time of Sale Memorandum. Except as described in the Time of Sale Memorandum and the Final Memorandum, as applicable, the Company and its subsidiaries (i) are, and at all times during the prior five years have been, in compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured or distributed by or on behalf of the Company and its subsidiaries (“Applicable Regulatory Laws”), except where such noncompliance would not, singly or in the aggregate, have a Material Adverse Effect; and (ii) has not, within the past five years, received any U.S. Food and Drug Administration (“FDA”) written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority alleging or asserting non-compliance with (x) any Applicable Regulatory Laws or (y) any licenses, exemptions, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Regulatory Laws.

(hh) Except as described in the Time of Sale Memorandum and the Final Memorandum or as would not be material to the Company and its subsidiaries (i) the clinical and pre-clinical trials conducted by or, to the knowledge of the Company, on behalf of or sponsored by the Company or its subsidiaries, or in which the Company or its subsidiaries have participated, that are described in the Time of Sale Memorandum and the Final Memorandum, or the results of which are referred to in the Time of Sale Memorandum and the Final Memorandum, as applicable, were, and if still pending are, being conducted in all material respects in accordance with standard medical and scientific research standards and procedures for products comparable to those being developed by the Company and its subsidiaries and all applicable statutes and all applicable rules and regulations of the FDA and comparable regulatory agencies outside of the United States to which they are subject, including the European Medicines Agency (collectively, the “Regulatory Authorities”), and, to the extent applicable, current Good Clinical Practices and Good Laboratory Practices; (ii) the descriptions in the Time of Sale Memorandum and the Final Memorandum of the results of such studies and tests are accurate in all material respects and fairly present the data derived therefrom; (iii) the Company has no knowledge of any other trials not described in the Time of Sale Memorandum and the Final Memorandum, the results of which call into question the results described or referred to in the Time of Sale Memorandum and the Final Memorandum; (iv) the Company has operated at all times and are currently in compliance in all material respects with all applicable statutes, rules and regulations of the Regulatory Authorities; and (v) the Company has not received any written notices, correspondence or other communications from the Regulatory Authorities or any other governmental agency requiring or threatening the termination, material modification or suspension of any clinical or pre-clinical trials that are described in the Time of Sale Memorandum and the Final Memorandum or the results of which are referred to in the Time of Sale Memorandum and the Final Memorandum, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials, and, to the Company’s knowledge, there are no reasonable grounds for the same.

(ii) Except as described in the Time of Sale Memorandum and the Final Memorandum and except as would not be material to the Company and its subsidiaries, the Company and its subsidiaries have not failed to file with the Regulatory Authorities any required filing, declaration, listing, registration, report or submission that is a responsibility with the Company with respect to the Company’s products that are described or referred to in the Time of Sale Memorandum and the Final Memorandum; all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws when filed; and to the Company’s knowledge no deficiencies regarding compliance with applicable law have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listings, registrations, reports or submissions.

(jj) There is and has been no material failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(kk) The Company had a reasonable basis for, and made in good faith, each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) contained or by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, in each case at the time such “forward-looking statement” was made.

(ll) The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the Initial Purchaser, and the Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the terms and conditions hereinafter stated, agrees to purchase from the Company, the principal amount of Firm Securities set forth in Schedule I hereto opposite its name at a purchase price of 97.00% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, to the Closing Date.

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchaser the Additional Securities, and the Initial Purchaser shall have the right to purchase, up to $15,000,000 principal amount of Additional Securities at the Purchase Price plus accrued interest, if any, to the date of payment and delivery. The Initial Purchaser may exercise this right in whole or from time to time in part by giving written notice to the Company, provided that any Option Closing Date (as defined below) shall occur within a period (the “Exercise Period”) of thirteen calendar days from, and including, the closing date for the Firm Securities. Any exercise notice shall specify the principal amount of Additional Securities to be purchased by the Initial Purchaser and the date on which such Additional Securities are to be purchased. Each purchase date must be within the Exercise Period and must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Securities nor later than ten business days after the date of such notice. Additional Securities may be purchased as provided in Section 4 solely for the purpose of covering sales of securities in excess of the number of the Firm Securities. On each day, if any, that Additional Securities are to be purchased (an “Option Closing Date”), the Initial Purchaser agrees to purchase the principal amount of such Additional Securities (subject to such adjustments to eliminate fractional Securities as the Initial Purchaser may determine) at the Purchase Price.

3. Terms of Offering. The Initial Purchaser has advised the Company that the Initial Purchaser will make an offering of the Securities purchased by the Initial Purchaser hereunder as soon as practicable after this Agreement is entered into as in the Initial Purchaser’s judgment is advisable.

4. Payment and Delivery. Payment for the Firm Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Securities for the account of the Initial Purchaser at 10:00 a.m., New York City time, on June 23, 2020, or at such other time on the same or such other date, not later than June 30, 2020, as shall be designated in writing by the Initial Purchaser. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Securities for the account of the Initial Purchaser at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than the last day of the Exercise Period, as shall be designated in writing by the Initial Purchaser.

The Securities shall be in definitive form or global form, as specified by the Initial Purchaser, and registered in such names and in such denominations as the Initial Purchaser shall request in writing not later than one full business day prior to the Closing Date or the applicable Option Closing Date, as the case may be. The Securities shall be delivered to the Initial Purchaser on the Closing Date or an Option Closing Date, as the case may be, for the account of the Initial Purchaser, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchaser duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

5. Conditions to the Initial Purchaser’s Obligations. The obligation of the Initial Purchaser to purchase and pay for the Firm Securities on the Closing Date is subject to the following conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, in each case other than a downgrade or notice of intended or potential downgrade in the Company’s Corporate Family Rating (or equivalent) of not more than one notch by any such organization; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum at the Time of Sale that, in the Initial Purchaser’s judgment, is material and adverse and that makes it, in the Initial Purchaser’s judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(b) The Initial Purchaser shall have received on the Closing Date a certificate, dated the Closing Date and signed on behalf of the Company by an executive officer of the Company, to the effect set forth in Section 5(a) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Initial Purchaser shall have received a certificate, dated the date hereof, of the principal financial officer of the Company in form and substance reasonably satisfactory to the Initial Purchaser. On the Closing Date, the Initial Purchaser shall have received from the principal financial officer of the Company a certificate, dated as of the Closing Date, to the effect that he reaffirms the statements made in the certificate furnished pursuant to this Section 5(c).

(d) The Initial Purchaser shall have received on the Closing Date an opinion and negative assurance letter of Vinson & Elkins L.L.P., outside counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser. Such opinion and negative assurance letter shall be rendered to the Initial Purchaser at the request of the Company and shall so state therein.

(e) The Initial Purchaser shall have received on the Closing Date an opinion letter of Greenberg Traurig, LLP, outside counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser as to certain matters relating to the laws of the State of Florida. Such opinion shall be rendered to the Initial Purchaser at the request of the Company and shall so state therein.

(f) The Initial Purchaser shall have received on the Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Initial Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser.

(g) The Initial Purchaser shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchaser, from Ernst & Young LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than two business days prior to the date hereof.

(h) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between the Initial Purchaser and the executive officers and directors of the Company relating to restrictions on sales and certain other dispositions of shares of common stock or certain other securities, delivered to the Initial Purchaser on or before the date hereof, shall be in full force and effect on the Closing Date.

(i) An application for the listing of a number of shares of Common Stock equal to the Conversion Securities shall have been submitted to The New York Stock Exchange (the “Exchange”), and the Conversion Securities shall have been approved for listing on the Exchange, subject to official notice of issuance.

(j) The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(k) The obligation of the Initial Purchaser to purchase Additional Securities hereunder is subject to the delivery to the Initial Purchaser on the applicable Option Closing Date of the following:

(i) a certificate, dated the Option Closing Date and signed on behalf of the Company by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Option Closing Date;

(ii) a certificate, dated the Option Closing Date and signed by the principal financial officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(c) hereof remains true and correct as of such Option Closing Date;

(iii) an opinion and negative assurance letter of Vinson & Elkins L.L.P., outside counsel for the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv) an opinion letter of Greenberg Traurig, LLP, outside counsel for the Company, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(v) an opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Initial Purchaser, dated the Option Closing Date, relating to the Additional Securities to be purchased on such Option Closing Date and otherwise to the same effect as the opinion required by Section 5(f) hereof;

(vi) a letter dated the Option Closing Date, in form and substance satisfactory to the Initial Purchaser, from Ernst & Young LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Initial Purchaser pursuant to Section 5(g) hereof; provided that the letter delivered on the Option Closing Date shall use a “cut-off date” not earlier than three business days prior to such Option Closing Date; and

(vii) the representations and warranties of the Company contained herein shall be true and correct on and as of the Option Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Option Closing Date; and

(viii) such other documents as the Initial Purchaser may reasonably request with respect to the good standing of the Company, the due authorization, execution, authentication and issuance of the Additional Securities to be sold on such Option Closing Date and other matters related to the execution, authentication and issuance of such Additional Securities.

6. Covenants of the Company. The Company covenants with the Initial Purchaser as follows:

(a) To furnish to the Initial Purchaser in New York City, without charge, prior to 10:00 a.m. New York City time on the business day following the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Initial Purchaser may reasonably request.

(b) Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to the Initial Purchaser a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Initial Purchaser reasonably objects.

(c) To furnish to the Initial Puchaser a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which the Initial Purchaser reasonably objects.

(d) If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, or if, in the opinion of counsel for the Initial Purchaser, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchaser and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchaser, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchaser, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchaser, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser shall reasonably request, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or to subject itself to taxation for doing business in any jurisdiction.

(g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the Company’s obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities, (ii) all fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchaser, in the quantities herein above specified, (iii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchaser, including any transfer or other similar taxes payable thereon, (iv) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection with such qualification and in connection with the Blue Sky or legal investment memorandum; provided that any such legal fees or disbursements do not exceed $10,000, (v) any fees charged by rating agencies for the rating of the Securities, (vi) the fees and expenses, if any, incurred in connection with the listing of the Conversion Securities on the Exchange, (vii) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (viii) the cost of the preparation, issuance and delivery of the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses, if any, of the representatives and officers of the Company and any such consultants, and 50% of the cost of any aircraft chartered in connection with the road show, (x) the document production charges and expenses associated with printing this Agreement and (xi) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchaser will pay all of its costs and expenses, including fees and disbursements of its counsel, transfer or other stamp taxes payable on resale of any of the Securities by it and any advertising expenses connected with any offers it may make.

(h) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(i) To furnish the Initial Purchaser with any proposed General Solicitation to be made by the Company or on its behalf before its use, and not to make or use any proposed General Solicitation without the Initial Purchaser’s prior written consent.

(j) While any of the Securities or the Underlying Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(k) During the period of one year after the Closing Date or any Option Closing Date, if later, the Company will not be, nor will it become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(l) During the period of one year after the Closing Date or any Option Closing Date, if later, the Company will not, and will not permit any person that is an affiliate (as defined in Rule 144 under the Securities Act) that it controls at such time (or has been an affiliate within the three months preceding such time) to, resell any of the Securities or the Underlying Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(m) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(n) For as long as any Securities are outstanding, to use its commercially reasonable efforts to effect and maintain the listing of the Conversion Securities on the Exchange.

(o) For so long as any Securities are outstanding, to keep the Conversion Securities duly authorized and reserved, free of preemptive rights.

(p) The Company will deliver to the Initial Purchaser (or its agent), on the date of execution of this Agreement, a properly completed and executed Certification Regarding Beneficial Owners of Legal Entity Customers, together with copies of identifying documentation, and the Company undertakes to provide such additional supporting documentation as the Initial Purchaser may reasonably request in connection with the verification of the foregoing Certification.

(q) The Company will advise the Initial Purchaser promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Memorandum, any Additional Written Communication or the Final Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence or development of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Memorandum, any Additional Written Communication or the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Memorandum, Additional Written Communication or the Final Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Memorandum, any Additional Written Communication or the Final Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

The Company also agrees that, without the prior written consent of the Initial Purchaser, it will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of the Final Memorandum (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the sale of the Securities under this Agreement, the issuance of any Underlying Securities upon conversion thereof, (B) the issuance by the Company of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof as described in each of the Time of Sale Memorandum and the Final Memorandum, (C) the issuance by the Company of common stock or other securities convertible into or exercisable for shares of common stock pursuant to any equity incentive plan and the filing of any registration statement (including but not limited to a registration statement on Form S-8) relating to the issuance, vesting, exercise, settlement, conversion or resale of any such common stock or other securities, provided that such equity incentive plan is described in the Time of Sale Memorandum and the Final Memorandum, (D) the entry into an agreement providing for the issuance by the Company of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with the acquisition by the Company or any of its subsidiaries of the securities, business, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement and the filing of any registration statement relating to the issuance, vesting, exercise, settlement, conversion or resale of any such common stock or other securities, (E) the entry into an agreement providing for the issuance of shares of common stock or any security convertible into or exercisable for shares of common stock in connection with legal settlements, joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement and the filing of any registration statement relating to the issuance of any such common stock or other securities; provided that the aggregate number of shares of common stock that the Company may sell or issue or agree to sell or issue pursuant to clauses (D), and (E) collectively does not exceed 5% of the total number of shares of common stock issued and outstanding immediately following the completion of the transactions contemplated by this Agreement, and provided, further, that all such recipients of shares of common stock shall execute and deliver to the Initial Purchaser, on or prior to such issuance, a “lock-up” agreement, substantially in the form of Exhibit A hereto, with respect to the remaining portion of the Restricted Period or (F) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period.

7. Offering of Securities; Restrictions on Transfer. (a) The Initial Purchaser represents and warrants that it is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). The Initial Purchaser agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any General Solicitation, other than a permitted communication listed on Schedule II hereto, or those made with the prior written consent of the Company, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) it will sell such Securities in accordance with Rule 144A under the Securities Act only to persons that it reasonably believes to be QIBs and that in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the captions “Notice to Investors” and “Transfer Restrictions”.

(b) The Company agrees that the Initial Purchaser may provide copies of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum and any other agreements or documents relating thereto, including without limitation, the Indenture, to Xtract Research LLC (“Xtract”), following completion of the offering, for inclusion in an online research service sponsored by Xtract, access to which shall be restricted by Xtract to QIBs.

8. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless the Initial Purchaser, each person, if any, who controls the Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any General Solicitation made by the Company, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), the Final Memorandum or any amendment or supplement thereto, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, by any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use therein, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in paragraph (b) below.

(b) The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Initial Purchaser, but only with reference to information relating to the Initial Purchaser furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication set forth in Schedule II hereto, road show, General Solicitation set forth in Schedule II hereto, the Final Memorandum or any amendment or supplement thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed in writing to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such reasonably incurred fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchaser, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial

Purchaser on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchaser bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Company and the Initial Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchaser, any person controlling the Initial Purchaser or any affiliate of the Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9. Termination. The Initial Purchaser may terminate this Agreement by notice given by the Initial Purchaser to the Company, if after the execution and delivery of this Agreement and prior to or on the Closing Date, or any Option Closing Date, as the case may be, (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE American, or the

NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Initial Purchaser’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Initial Purchaser’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10. Effectiveness; Defaulting Initial Purchaser. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date the Initial Purchaser shall fail or refuse to purchase the Firm Securities which it has agreed to purchase hereunder on such date, and arrangements satisfactory to the Initial Purchaser and the Company for the purchase of such Firm Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of the Company, except that the provisions of Sections 8 and 11 hereof shall at all times be effective and shall survive such termination. In any such case either the Initial Purchaser or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve the Initial Purchaser from liability in respect of any default of the Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchaser because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement other than by reason of default by the Initial Purchaser, or if for any reason the Company shall be unable to perform its obligations under this Agreement other than by reason of default by the Initial Purchaser, the Company will reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.

11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company and the Initial Purchaser with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b) The Company acknowledges that in connection with the offering of the Securities: (i) the Initial Purchaser has acted at arms length, is not an agent of, and owes no fiduciary duties to, the Company or any other person, (ii) the Initial Purchaser owes the Company only those duties and obligations set forth in this Agreement, any contemporaneous written agreements and prior written agreements (to the extent not superseded by this Agreement) if any, and (iii) the Initial Purchaser may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Initial Purchaser arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

12. Recognition of the U.S. Special Resolution Regimes. (a) In the event that the Initial Purchaser is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Initial Purchaser is a Covered Entity and the Initial Purchaser or a BHC Act Affiliate of the Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

16. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchaser shall be delivered, mailed or sent to Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Convertible Debt Syndicate Desk, with a copy to the Legal Department; and if to the Company shall be delivered, mailed or sent to CryoLife, Inc., 1655 Roberts Boulevard N.W., Kennesaw, GA 30144, Attention: Executive Vice President, Chief Operating Officer, and Chief Financial Officer, with a copy thereof directed to the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary .

[Signature pages follow.]

Very truly yours,

CRYOLIFE, INC.

By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President,
Chief Financial Officer and
Chief Operating Officer

Accepted as of the date hereof

Morgan Stanley & Co. LLC, as
Initial Purchaser

By:	Morgan Stanley & Co. LLC

By:	/s/ Usman Khan
Name: Usman Khan
Title: Managing Director

SCHEDULE I

Initial Purchaser	Principal Amount of Firm Securities to be Purchased
Morgan Stanley & Co. LLC	$100,000,000

Total:	$100,000,000

I-1

SCHEDULE II

Permitted Communications

Time of Sale Memorandum

1.	Preliminary Memorandum issued June 18, 2020

2.	Pricing term sheet dated June 18, 2020, attached as Exhibit B hereto

Permitted Additional Written Offering Communications

1.

Each electronic “road show” as defined in Rule 433(h) furnished to the Initial Purchaser prior to use that the Initial Purchaser and Company have agreed may be used in connection with the offering of the Securities

2.	Pricing term sheet dated June 18, 2020, attached as Exhibit B hereto

3.	Launch Press Release, dated June 18, 2020

4.	Pricing Press Release, dated June 18, 2020

Permitted General Solicitations other than Permitted Additional Written Offering Communications set forth above

None

II-1

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

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LOCK-UP LETTER AGREEMENT

June ___, 2020

Morgan Stanley & Co. LLC

As Representative of the several

Initial Purchasers listed in Schedule I

to the Purchase Agreement referred to below

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Re: CryoLife, Inc. — Rule 144A Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representative of the several Initial Purchasers (as defined below), propose to enter into a Purchase Agreement (the “Purchase Agreement”) with CryoLife, Inc., a Florida corporation (the “Company”), providing for the purchase and resale (the “Offering”) by the several Initial Purchasers named in Schedule I to the Purchase Agreement (the “Initial Purchasers”), of Convertible Senior Notes of the Company (the “Securities”). The Securities will be convertible into cash, shares of the common stock, $0.01 per share par value, of the Company (the “Common Stock”) or a combination of cash and Common Stock, at the Company’s election. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

To induce the Initial Purchasers that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley & Co. LLC (the “Representative”) on behalf of the Initial Purchasers, it will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum (the “Restricted Period”) relating to the Offering (the “Final Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

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(a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

(b) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

(c) distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners, members, stockholders or trust beneficiaries of the undersigned;

(d) transfers or other dispositions by will, other testamentary document or intestate succession upon the death of the undersigned, or by operation of law, such as pursuant to a qualified domestic relations order or in connection with a divorce settlement, provided that any filing under Section 16(a) of the Exchange Act required to be made during the Restricted Period in connection with any such transfer or disposition shall indicate by footnote disclosure or otherwise the nature of the transfer or disposition;

(e) the receipt by the undersigned from the Company of shares of Common Stock upon the exercise of options, warrants, restricted stock units or other equity awards pursuant to any employee benefit plans or arrangements described in the Time of Sale Memorandum (as defined in the Purchase Agreement) and the Final Memorandum (including through incorporation by reference), provided that any shares of Common Stock received pursuant to this clause (e) shall be subject to the restrictions on transferability contained in this agreement, provided further that any filing under Section 16(a) of the Exchange Act required to be made during the Restricted Period in connection with such transaction shall indicate by footnote disclosure or otherwise (i) the nature of the transaction and (ii) that any shares of Common Stock received pursuant to this clause (e) are subject to the restrictions on transferability contained in this agreement;

(f) dispositions or transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by the undersigned to the Company solely (i) in connection with the “net” or “cashless” exercise of options or other rights to acquire shares of Common Stock granted pursuant to an equity incentive plan, employee compensation plan or other arrangement described in the Time of Sale Memorandum (as defined in the Purchase Agreement) and the Final Memorandum, or (ii) in satisfaction of tax withholding obligations in connection with any such exercise or the vesting of restricted stock, provided that any shares of Common Stock or other securities received upon any such exercise or vesting contemplated by this clause (f) shall be subject to the restrictions on transferability contained in this agreement, provided further that any filing under Section 16(a) of the Exchange Act required to be made during the Restricted Period in connection with any such transfer or disposition shall indicate by footnote disclosure or otherwise (i) the nature of the transfer or disposition and (ii) any shares of Common Stock received upon any such exercise or vesting contemplated by this clause (f) are subject to the restrictions on transferability contained in this agreement;

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(g) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the undersigned’s affiliates or to any investment fund or other entity controlled by the undersigned;

(h) transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to or from any immediate family member of the undersigned or a trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned. For purposes of this clause (h), “immediate family member” shall mean any relationship by blood, current or former marriage or domestic partnership or adoption, not more remote than first cousin;

(i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock (including shares acquired upon the exercise, conversion or exchange of any security convertible into or exercisable or exchangeable for Common Stock); provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

(j) sales, transfers or other dispositions pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock that has been entered into by the undersigned prior to the date hereof of which the Representative has received notice, provided that any filing made under Section 16(a) of the Exchange Act includes a footnote that expressly states that the sale was made pursuant to an existing 10b5-1 Plan; or

(k) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the Company in connection with the termination of the undersigned’s employment with the Company pursuant to an agreement in effect on the date hereof and entered into pursuant to any employee benefit plans or arrangements described in the Time of Sale Memorandum and the Final Memorandum (including through incorporation by reference), provided that any filing under Section 16(a) of the Exchange Act required to be made during the Restricted Period in connection with such transaction shall indicate by footnote disclosure or otherwise the nature of the transaction, provided that in the case of any transfer or distribution pursuant to clauses (b), (c), (d), (g) or (h), each donee, transferee, heir, beneficiary or distributee shall sign and deliver a lock-up letter substantially in the form of this letter, provided further that in the case of any transfer or distribution pursuant to clauses (b), (c), (g) or (h), no filing under Section 16(a) of the Exchange Act by the undersigned, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period.

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In addition, the undersigned agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.

This letter shall automatically terminate upon the earliest to occur, if any, of (a) the date the Company advises the Representative, in writing, prior to the execution of the Purchase Agreement, that it has determined not to proceed with the Offering, (b) the date of the termination of the Purchase Agreement (without regard to any provisions thereof that survive termination) if prior to the sale of any Securities pursuant to the Purchase Agreement, or (c) August 30, 2020 if, and only if, the Purchase Agreement has not been executed by such date.

This agreement shall be governed by and construed in accordance with the laws of the State of New York.

This agreement may be signed and delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

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IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(duly authorized signature)	(please print complete name of entity)

Name:	By:
(please print full name)	(duly authorized signature)

Name:
(please print full name)

Title:
(please print full title)

Address:	Address:

E-mail:	E-mail:

5

EXHIBIT B

PRICING TERM SHEET

2

PRICING TERM SHEET	STRICTLY CONFIDENTIAL

DATED June 18, 2020

CRYOLIFE, INC.

$100,000,000

4.250% CONVERTIBLE SENIOR NOTES DUE 2025

The information in this pricing term sheet supplements CryoLife Inc.’s preliminary offering memorandum, dated June 18, 2020 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	CryoLife, Inc., a Florida corporation (the “Issuer”).

Ticker/Exchange for the Issuer’s Common Stock:	“CRY”/The New York Stock Exchange.

Notes:	4.250% Convertible Senior Notes due 2025 (the “Notes”).

Principal Amount:	$100,000,000, plus up to an additional $15,000,000 principal amount pursuant to the initial purchaser’s option to purchase additional Notes.

Denominations:	$1,000 and multiples of $1,000 in excess thereof.

Maturity:	July 1, 2025, unless earlier repurchased, redeemed or converted.

Interest Rate:	4.250% per year.

Interest Payment Dates:	Interest will accrue from June 23, 2020 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2021.

Interest Record Dates:	December 15 and June 15 of each year, immediately preceding any January 1 and July 1 interest payment date, as the case may be.

Issue Price:	100% of principal, plus accrued interest, if any, from June 23, 2020.

Trade Date:	June 19, 2020.

Expected Settlement Date:	June 23, 2020.

Closing Sale Price of the Issuer’s Common Stock on June 18, 2020:	$17.38 per share.

Initial Conversion Rate:	42.6203 shares of the Issuer’s common stock per $1,000 principal amount of Notes.

Initial Conversion Price:	Approximately $23.46 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 35.0% above the last reported sale price of the Issuer’s common stock on The New York Stock Exchange on June 18, 2020.

Redemption at Our Option:	The Issuer may not redeem the Notes prior to July 5, 2023. The Issuer may redeem for cash all or part of the Notes, at the Issuer’s option, on or after July 5, 2023 if the last reported sale price of the Issuer’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the redemption date for such a redemption is on or after January 1, 2025, the redemption must be for all, and not less than all, of the then outstanding Notes. No “sinking fund” is provided for the Notes.

Sole Book-Running Manager:	Morgan Stanley & Co. LLC

Financial Advisors to CryoLife, Inc.:	J. Wood Capital Advisors LLC Perella Weinberg Partners

CUSIP Number (144A):	228903 AA8

ISIN (144A):	US228903AA86

Use of Proceeds:	The Issuer estimates that the net proceeds from this offering will be approximately $96.5 million (or approximately $111.1 million if the initial purchaser exercises its option to purchase additional Notes in full), after deducting fees and estimated expenses.

The Issuer expects to use the net proceeds from this offering for general corporate purposes, including the repayment of approximately $30 million in outstanding borrowings under its revolving credit facility.

If the initial purchaser exercises its option to purchase additional Notes, the Issuer intends to use the net proceeds from the sale of the additional Notes for general corporate purposes.

Increase in Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change or a Notice of Redemption:

If the effective date of a “make-whole fundamental change” (as defined in the Preliminary Offering Memorandum) occurs prior to the maturity date of the Notes or if the Issuer gives a notice of redemption with respect to any or all of the Notes, the Issuer will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a make-whole fundamental change or notice of redemption, as the case may be, as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” in the Preliminary Offering Memorandum.

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of Notes for conversions in connection with a make-whole fundamental change or notice of redemption, as the case may be, for each “stock price” and “effective date” set forth below:

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	Stock Price
Effective Date	$17.38	$20.00	$23.46	$27.50	$30.50	$40.00	$55.00	$75.00	$100.00	$125.00	$150.00	$200.00

June 23, 2020	14.9170	11.8785	9.2016	7.1895	6.1548	4.1918	2.7633	1.8640	1.2752	0.9266	0.6947	0.4059
July 1, 2021	14.9170	11.1655	8.3581	6.3298	5.3262	3.5190	2.2918	1.5459	1.0599	0.7716	0.5793	0.3396
July 1, 2022	14.9170	10.3380	7.3448	5.2989	4.3430	2.7510	1.7733	1.1999	0.8252	0.6017	0.4524	0.2660
July 1, 2023	14.9170	9.3790	6.0912	4.0302	3.1564	1.8863	1.2151	0.8285	0.5716	0.4174	0.3142	0.1853
July 1, 2024	14.9170	8.2315	4.3730	2.3535	1.6784	0.9443	0.6256	0.4308	0.2978	0.2178	0.1642	0.0973
July 1, 2025	14.9170	7.3795	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable.

•

If the stock price is greater than $200.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

•

If the stock price is less than $17.38 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 57.5373 shares of the Issuer’s common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Notes and the shares of the Issuer’s common stock issuable upon conversion of the Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchaser is initially offering the Notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The Notes and the shares of the Issuer’s common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the Notes may be obtained by contacting your sales representative at Morgan Stanley & Co. LLC.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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